As filed with the Securities and Exchange Commission on May 21, 2010.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

CALIFORNIA	6022	94-2751350
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

300 Park Marina Circle
Redding, California 96001
(530) 226-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Cushman
Chief Executive Officer
North Valley Bancorp
300 Park Marina Circle
Redding, California 96001
(530) 226-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Leo J. Graham, Esq. General Counsel North Valley Bancorp 300 Park Marina Circle Redding, CA 96001 (530) 226-2900	Joseph G. Mason, Esq. Glenn T. Dodd, Esq. Dodd●Mason●George LLP 1740 Technology Drive, Suite #205 San Jose, CA 95110 (408) 452-1478
_________________________________

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.
_________________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒    Smaller reporting company  ☐
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CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered (1)	Amount to be Registered (2)	Proposed maximum offering price per Share (3)	Proposed maximum aggregate offering price (2)	Amount of registration fee (1) (4)
Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, no par value (and underlying shares of Common Stock)	40,000	$ 1,553.34	$ 62,133,600	$ 4,430
Underlying Shares of Common Stock, no par value (5)	29,333,310

(1)
This registration statement relates to the following securities to be offered for resale by the selling securityholders: (a) shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”) and the shares of Common Stock, no par value (the “Common Stock”), underlying such shares; and (b) any additional shares of Common Stock or Series A Preferred Stock that become issuable in connection with anti-dilution adjustments as set forth in the terms of the Series A Preferred Stock.

(2)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 416, there are also registered such indeterminate number of additional shares of Series A Preferred Stock and Common Stock that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events specified in the terms of the Series A Preferred Stock, as applicable.

(3)
Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales price of Common Stock of $2.33 on May 18, 2010 on the NASDAQ Global Select Market pursuant to Rule 457(c) .

(4)	Pursuant to Rule 457 (i), a single registration fee is payable with respect to the Series A Preferred Stock and the underlying shares of Common Stock.
(5)
Represents 26,666,646 shares of Common Stock issued upon conversion in full of the 40,000 outstanding shares of Series A Preferred Stock, plus an additional 2,666,664 shares that will be issuable if certain shareholder approvals are not obtained within six months of the date of issuance of the Series A Preferred Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling securityholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED MAY 21, 2010

PROSPECTUS

40,000 Shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A

26,666,646 Shares of Common Stock Underlying the Series A Preferred Stock

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “Selling Securityholders” on page 17 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.

An investment in the securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 6 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities:

●	Some or all of the 40,000 shares of our Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount of $1,000 per share (“Series A Preferred Stock”)

●	The shares of our Common Stock, no par value (“Common Stock”), issuable upon the mandatory conversion into Common Stock of our Series A Preferred Stock.

Pursuant to Securities Purchase Agreements dated April 20, 2010 between North Valley Bancorp and the Selling Securityholders (or an affiliate of the Selling Securityholders), we issued shares of Series A Preferred Stock to the Selling Securityholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 (we refer to this transaction as the “April 2010 Private Placement”). In order to enable the Series A Preferred Stock to convert into our Common Stock in accordance with its terms, we will seek approval from our shareholders of proposals concerning (i) an amendment to our amended and restated articles of incorporation increasing the number of authorized shares of Common Stock to 60,000,000 and (ii) the issuance of our Common Stock in connection with the conversion of the Series A Preferred Stock into our Common Stock for purposes of NASDAQ Listing Rule 5635. We refer to these shareholder approvals as the “Shareholder Approvals.”

When used in this prospectus, the term “Securities” refers to the shares of Common Stock and the shares of Series A Preferred Stock. We agreed in the securities purchase agreements to file this resale registration statement covering these Securities.

The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the April 2010 Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 20 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

Shares of our Common Stock are traded on the NASDAQ Global Select Market under the symbol “NOVB”. The closing sale price of our Common Stock as reported on the NASDAQ Global Select Market on May 18, 2010 was $2.39 per share. The Series A Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listings. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept any of the Series A Preferred Stock for listing.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

This date of this prospectus is May __, 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of the Securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “North Valley Bancorp,” the “Company,” “we,” “us,” “our,” or similar references mean North Valley Bancorp and its subsidiaries on a consolidated basis. References to the “Bank” mean North Valley Bank, our wholly-owned banking subsidiary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and subject to the safe-harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may contain words related to future projections including, but not limited to, words such as “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “should,” “could,” “would,” and variations of those words and similar words that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, but are not limited to, the following: (1) the duration of financial and economic volatility and actions taken by the United States Congress and governmental agencies, including the United States Department of the Treasury, to deal with challenges to the U.S. financial system; (2) variances in the actual versus projected growth in assets and return on assets; (3) loan and lease losses; (4) expenses; (5) changes in the interest rate environment including interest rates charged on loans, earned on securities investments and paid on deposits and other borrowed funds; (6) competition effects; (7) fee and other noninterest income earned; (8) general economic conditions nationally, regionally, and in the operating market areas of the Company and its subsidiaries; (9) changes in the regulatory environment including government intervention in the U.S. financial system; (10) changes in business conditions and inflation; (11) changes in securities markets, public debt markets, and other capital markets; (12) data processing and other operational systems failures or fraud; (13) further declines in real estate values in the Company’s operating market areas; (14) the effects of uncontrollable events such as terrorism, the threat of terrorism or the impact of the current military conflicts in Afghanistan and Iraq and the conduct of the war on terrorism by the United States and its allies, worsening financial and economic conditions, natural disasters, and disruption of power supplies and communications; and (15) changes in accounting standards, tax laws or regulations and interpretations of such standards, laws or regulations, as well as other factors. The factors set forth under “Risk Factors” in this prospectus and other cautionary statements and information set forth in this prospectus should be carefully considered and understood as being applicable to all related forward-looking statements contained in this prospectus when evaluating our business prospects.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. Actual results and shareholder values in the future may differ significantly from those expressed in forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of the report, and in the case of any documents that may be incorporated by reference, as of the date of those documents. We do not undertake any obligation to update or release any revisions to any forward-looking statements, or to report any new information, future event or other circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the other information to which we refer and the information incorporated herein by reference before investing in our Securities. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the Securities is appropriate for you.

Our Company

North Valley Bancorp (the “Company”) is a bank holding company registered with and subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the “Board of Governors”). The Company was incorporated in 1980 in the State of California. The Company owns 100% of its principal subsidiaries, North Valley Bank (“NVB”), North Valley Trading Company (“Trading Company”), which is inactive, North Valley Capital Trust I, North Valley Capital Trust II, North Valley Capital Trust III, and North Valley Capital Statutory Trust IV. On October 11, 2000, the Company completed its plan of reorganization with Six Rivers National Bank. On January 2, 2002, Six Rivers National Bank became a California State chartered bank and in conjunction with this charter conversion, changed its name to Six Rivers Bank (“SRB”). On January 1, 2004, Six Rivers Bank was merged with and into North Valley Bank with North Valley Bank as the surviving institution. Former branches of Six Rivers Bank continued to operate as Six Rivers Bank, a division of North Valley Bank until April 18, 2005. Since April 18, 2005, those branches have operated as North Valley Bank branches. (For purposes herein, “NVB” shall refer to North Valley Bank including the former branches of SRB and “SRB” will refer to the former branches and operations of SRB). On August 31, 2004, the Company acquired Yolo Community Bank (“YCB”) in a purchase transaction. Yolo Community Bank was a privately-held California banking corporation that commenced operations in 1998 and was headquartered in Woodland, California. Consideration paid was a combination of $9.5 million in cash and 741,697 shares of the Company’s Common Stock. Yolo Community Bank changed its name to NVB Business Bank (“NVB BB”) effective February 11, 2005. After the close of business on June 30, 2006, NVB BB was merged with and into North Valley Bank with North Valley Bank as the surviving institution. The information contained herein contains the results of operations of YCB from September 1, 2004.

At March 31, 2010 the Company had $887,386,000 in total assets, $580,929,000 in total loans and leases and $789,332,000 in total deposits. The Company does not hold deposits of any one customer or group of customers where the loss of such deposits would have a material adverse effect on the Company. The Company’s business is not seasonal.

NVB was organized in September 1972, under the laws of the State of California, and commenced operations in February 1973. NVB is principally supervised and regulated by the California Commissioner of Financial Institutions (the “Commissioner”) and conducts a commercial and retail banking business, which includes accepting demand, savings, and money market rate deposit accounts and time deposits, and making commercial, real estate and consumer loans. It also issues cashier’s checks and money orders, sells travelers’ checks and provides safe deposit boxes and other customary banking services. As a state-chartered insured member bank, NVB is also subject to regulation by the Board of Governors of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the legal limits thereupon. NVB is also participating in the FDIC Transaction Account Guarantee Program (“TAGP”). Under that program, which continues in effect to December 31, 2010 (with the possible further extension for 12 months to December 31, 2011 at the discretion of the FDIC) under the FDIC interim rule which became effective April 19, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Coverage under the TAGP is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules. NVB does not offer trust services or international banking services and does not plan to do so in the near future.

NVB operates twenty-five banking offices in Shasta, Trinity, Humboldt, Del Norte, Yolo, Sonoma, Placer, and Mendocino Counties, for which it has received all of the requisite regulatory approvals. The headquarters office in Redding opened in February 1973. In October 1973, NVB opened its Weaverville Office; in October 1974, its Hayfork Office; in January 1978, its Anderson Office; and in September 1979, its Enterprise Office (East Redding). On December 20, 1982, NVB acquired the assets of two branches of the Bank of California: one located in Shasta Lake and the other in Redding, California. On June 1, 1985, NVB opened its Westwood Village Office in South Redding. On November 27, 1995, NVB opened a branch located in Palo Cedro, California. On October 14, 1997, NVB relocated its branch in Shasta Lake to a new facility. NVB opened two super-market branches in 1998 located in Cottonwood, California and Redding, California. On May 11, 1998, NVB opened a Business Banking Center in Redding, California, to provide banking services to business and professional clients. On August 13, 2001, the Business Banking Center and the Company’s Administrative offices moved to a new location at 300 Park Marina Circle in Redding, California. On August 5, 2002, NVB opened an Express Banking Center located at 2245 Churn Creek Road in Redding.

NVB has signed agreements with Essex National Securities, Inc., a registered broker-dealer, (“Essex”) whereby Essex provides broker/dealer services and standardized investment advice to NVB customers. NVB shares in the fees and commissions paid to Essex on a pre-determined schedule. In 2006, majority ownership of Essex was acquired by Addison Avenue Financial Partners, a subsidiary of the Addison Avenue Federal Credit Union.

Our Business Strategy

Our business strategy consists of attracting deposits from the general public and using the funds to originate commercial, real estate and installment loans to customers, who are predominantly small and middle market businesses, primarily business owners and their employees, and middle income individuals. We have twenty-five branches consisting of nineteen retail branches, and six business banking centers. Our retail branches are designed to gather deposits and serve the consumer needs of their communities and while the business banking centers are also focused on deposit gathering, they provide lending to our business customers.

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Strong Markets – We operate in the following counties in Northern California; Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties, and they provide significant and diverse growth opportunities. Our mature markets, such as, Shasta, Humboldt, Del Norte, Mendocino, and Trinity Counties provide opportunities for low cost core deposit growth. We have a strong presence in these markets as we have been in business there for many years and continue to grow our stable low cost deposit base. Our markets in Placer, Yolo, and Santa Rosa are excellent growth markets that provide opportunities for high-quality lending. We have been in these markets for five years and have gained name recognition and look to gain significant presence in the markets.

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Strong Core Deposit Base – We view our core deposit base as the key to success of our franchise. We have a deep-rooted deposit base that totaled $789,332,000 at March 31, 2010, which consists of 19% noninterest-bearing demand accounts, 20% interest-bearing accounts, 17% money market accounts, 10% savings accounts, and 34% time deposits. We have no brokered deposits or money-desk deposits. All of our deposits are core as they are from customers in our markets. We traditionally have a low cost of funds due to our core deposit base. Our cost of deposits (interest expense on deposits divided by average assets) was 93 basis points for the quarter ended March 31, 2010, which is at the top of our peer group. Our low cost of funds provides for a strong and consistent net interest margin, and gives us a competitive advantage when considering lending to quality borrowing customers.

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Relationship Banking – One of our core mission values is our commitment to relationship banking. Our business banking centers are focused on serving the needs of the community-based businesses, building trades, professional service providers and the personal banking needs of business owners and their employees. We bank small to mid-sized business within our markets as well as professionals, including doctors, dentists, accountants, and attorneys. We have a private banking division that focuses on personal banking for business owners and professionals mentioned above and their employees as a natural addition to the business banking services that we provide. Our employees provide high net worth individuals with the same level of service and access that we do for our business banking customers which enhances the business relationship as well as providing additional sources of community-based lending and deposit gathering. We expect a deposit relationship with all of our borrowing customers. We do not lend out of market nor do we have any shared national credits. We have very few participations and those would only be in-market with neighboring community banks.

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Maintain a Strong Balance Sheet – Our focus is to continue to have a strong Balance Sheet, with high levels of capital and liquidity and an adequate allowance for loan and lease losses. As of March 31, 2010, the Bank’s regulatory capital ratios were in excess of the levels required for “well-capitalized” status: tier 1 leverage ratio, tier 1 risk-based capital, and total risk-based capital ratios were 9.01%, 11.22%, and 12.48%, respectively. Including the effect of the $40 million private placement (net proceeds of $37.5 million) completed in April 2010 on a pro forma basis, the Bank’s regulatory capital ratios were as follows: tier 1 leverage ratio – 12.78%, tier 1 risk-based capital – 16.60%, and total risk-based capital ratio – 17.87%. The Company continues to keep a strong liquidity position with on-balance sheet liquidity of $75,865,000 in Federal funds sold as of March 31, 2010 and unused borrowing lines totaling $178,952,000. As of March 31, 2010, our nonperforming loans and leases totaled 7.90% of total loans and leases and our ratio of the allowance for loan and lease losses to total loans and leases was 3.05%. Nonperforming assets were 6.63% of total assets at March 31, 2010. We will continue our proactive approach to managing our nonperforming loans. Loan sales, underlying asset sales and aggressive loan-by-loan resolution are all methods we will consider in order to achieve the maximum benefit to us. In addition, we continue to monitor and adjust our credit and problem loan identification standards and are actively managing to improve the diversification of our loan portfolio.

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Maintain Competent Personnel – We continue to attract and hire the very best employees who are dedicated to serve customers and bring an excellent skill set to work. We have developed and maintained a strong corporate culture that has allowed us to recruit and retain some of the best bankers in our market area. We are committed to developing our people, promoting from within, and retaining our key personnel. Our compensation and staff development programs are aligned with our strategies to grow our loans and core deposits while maintaining our focus on asset quality. Our incentive systems are designed to support a strong balance sheet while maintaining appropriate incentive based compensation payments. We have been named “Best Employer in the North State” four years running.

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We Will Be Opportunistic – We believe that, with our increased capital from the April 2010 Private Placement and our approach to credit management, we will be well positioned to take advantage of acquisitions or other business opportunities in our market areas. We have successfully completed two acquisitions in the prior ten years, acquiring Six Rivers Bank in 2001 which gives us our presence along the coast and Yolo Community Bank in 2004 which gives us our presence in the Sacramento market along the Interstate-80 corridor. We opened our Santa Rosa business banking branch in 2005 as a de novo branch. We also believe that FDIC-assisted transactions may provide us with an opportunity to grow on a basis that is accretive to earnings. We intend to continue to be selective in our acquisitions and opening of de novo offices, focusing on markets we know and understand, while maintaining our operating efficiencies. We currently have no specific plans relating to a possible acquisition or the opening of de novo offices.

RECENT DEVELOPMENTS

A written agreement was signed on January 6, 2010 among the Company, NVB and the Federal Reserve Bank of San Francisco (the written agreement, as executed by the parties, is herein called the “Written Agreement”). Among other things, the Written Agreement provides that the Company and NVB shall submit to the Federal Reserve Bank of San Francisco their continuing plans to enhance lending and credit administration functions, to maintain policies and procedures for the maintenance of an adequate allocation for loan and lease losses, to strengthen the management of commercial real estate concentrations and to update its capital plan in order to maintain capital ratios at or above the required minimums. The Written Agreement also restricts the payment of dividends and any payments on trust preferred securities, any reduction in capital or the purchase or redemption of stock without the prior approval of the Federal Reserve Bank of San Francisco. Progress reports detailing the form and manner of all actions taken to secure compliance with the Written Agreement must be submitted to the Federal Reserve Bank of San Francisco at least quarterly. This description of the Written Agreement is a summary and does not purport to be a complete description of all of the terms of such agreement and is qualified in its entirety by reference to the copy of the Written Agreement filed with the Securities and Exchange Commission on Form 8-K on January 8, 2010. The Directors of the Company and NVB have recognized and unanimously agree with the goal of financial soundness represented by the Written Agreement and have confirmed the intent of the Directors and senior management of the Company and NVB to diligently seek to comply with all requirements (including timelines) specified in the Written Agreement. All plans, reports and other information required by the Written Agreement have been provided to the Federal Reserve Bank of San Francisco on a timely basis. Management believes the Bank is currently in substantial compliance with the terms of the Written Agreement.

Suspension of Quarterly Dividends

On January 29, 2009 the Company’s Board of Directors determined that it was in the best interest of the Company to suspend indefinitely the payment of quarterly cash dividends on its Common Stock beginning in 2009.

THE OFFERING

Maximum number of shares of Common Stock offered by the Selling Securityholders (in each case subject to anti-dilution adjustments)
26,666,646 shares of Common Stock underlying the 40,000 outstanding shares of Series A Preferred Stock (29,333,310 if the Shareholder Approvals are not received within six months of issuance of the Series A Preferred Stock)

Maximum number of Series A Preferred Stock offered by the Selling Securityholders (subject to anti-dilution adjustments)	40,000 shares of Series A Preferred Stock issued by us to the Selling Securityholders on April 22 2010, as discussed in “Summary of the Underlying Transaction” and “Selling Securityholders.”

Shares Outstanding as of May 15, 2010	7,495,817 shares of Common Stock
40,000 shares of Series A Preferred Stock

As discussed above and in “Description of the Capital Stock—Series A Preferred Stock,” each share of Series A Preferred Stock will automatically convert into 666.67 shares of our Common Stock (subject to anti-dilution adjustments and adjustment if the Shareholder Approvals are not received within six months) upon receipt of the Shareholder Approvals.

Convertibility of Series A Preferred Stock into our Common Stock	Shares of Series A Preferred Stock will automatically convert three business days after the date on which we receive the Shareholder Approvals.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

Risk Factors
An investment in our Securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

NASDAQ Global Select Market Symbol	“NOVB” Common Stock

The Series A Preferred Stock is not listed, and the Company does not intend to list the Series A Preferred Stock on any market.

RISK FACTORS

An investment in our Securities, whether our Common Stock or Series A Preferred Stock, involves a high degree of risk. Before you purchase any of our Securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and any risks described in our other filings with the Securities and Exchange Commission (which we refer to as the “SEC”), pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before making a decision to invest in our Securities. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our Common Stock and the values of any of our other securities could decline, and you may lose all or part of your investment.

Our Securities Are Not An Insured Deposit

Our Securities are not bank deposits and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our Securities is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our Securities, you may lose some or all of your investment.

Our Amended and Restated Articles of Incorporation And Our Amended and Restated Bylaws, As Well As Certain Banking Laws, May Have An Anti-Takeover Effect

Provisions of our amended and restated articles of incorporation and bylaws and the federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may hinder a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our Securities.

We May Raise Additional Capital, Which Could Adversely Affect The Market Price Of Our Securities

We are not restricted from issuing additional shares of our Common Stock or securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock, or from issuing additional shares of our preferred stock. We frequently evaluate opportunities to access the capital markets, taking into account our regulatory capital ratios, financial condition and other relevant considerations. Subject to market conditions, we may take further capital actions in addition to issuance of the Securities offered by this prospectus. Such actions could include, among other things, the issuance of additional shares of common or preferred stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the federal bank regulatory agencies as well as other regulatory targets. These issuances would dilute ownership interests of the investors in the offering and could dilute the per share book value of our Common Stock. New investors may also have rights, preferences and privileges senior to our Common Stock, which may adversely impact our current shareholders.

Holders Of Our Junior Subordinated Debentures Have Rights That Are Senior To Those Of Our Common And Preferred Shareholders

We have supported our continued growth through four issuances of trust preferred securities from four separate special purpose trusts. At March 31, 2010, we had outstanding trust preferred securities totaling $32.0 million. Payments of the principal and interest on the trust preferred securities of these special purpose trusts are fully and unconditionally guaranteed by us. Further, the accompanying junior subordinated debentures we issued to the special purpose trusts are senior to our shares of Common Stock and preferred stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our preferred stock or Common Stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our preferred stock or Common Stock. We have the right to defer payments of interest on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no cash dividends may be paid on our preferred stock or Common Stock. In November 2009, we gave notice of our election to defer the payment of interest on the trust preferred securities.

We Are A Holding Company And Depend On Our Subsidiaries For Dividends, Distributions And Other Payments

Substantially all of our activities are conducted through North Valley Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. In January 2009, our Board of Directors suspended indefinitely the payment of quarterly dividends on our Common Stock. On January 8, 2010, we announced that the Company and Bank had entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of San Francisco, our primary federal banking regulator, effective January 6, 2010. The Written Agreement restricts the payment of dividends and any payments on trust preferred securities, any reduction in capital or the purchase or redemption of stock without the prior approval of the Federal Reserve Bank of San Francisco. We do not know when the Company or Bank will receive regulatory approval to pay dividends in the future.

Our Stock Trades Less Frequently Than Others, Which May Make The Value Of Your Investment Subject To Fluctuation

Although our Common Stock is listed for trading on the NASDAQ Global Select Market, the trading volume in our Common Stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our Common Stock, significant sales of our Common Stock, or the expectation of these sales, could cause our stock price to fall.

Stock price volatility may make it more difficult for you to resell your Common Stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors discussed in this section, including, among other things:

●	Actual or anticipated variations in quarterly results of operations;

●	Recommendations by securities analysts;

●	Operating and stock price performance of other companies that investors deem comparable to our company;

●	News reports relating to trends, concerns and other issues in the financial services industry; and

●	Perceptions in the marketplace regarding our company and/or its competitors and the industry in which we operate.

These factors may adversely affect the trading price of our Common Stock, regardless of our actual operating performance, and could prevent you from selling your Common Stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our Common Stock.

The Series A Preferred Stock Is A New Series Of Securities And An Active Trading Market May Not Develop For It

The Series A Preferred Stock automatically converts into Common Stock in certain circumstances as described in the section entitled “Description of Capital Stock – Series A Preferred Stock.” There is no public market for the Series A Preferred Stock, and we have no plans to list the Series A Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Series A Preferred Stock easily. The liquidity of any market for the Series A Preferred Stock will depend on a number of factors, including but not limited to:

●	the number of shares of Series A Preferred Stock, if any, that investors purchase in this offering;

●	the number of shares of Series A Preferred Stock that the Selling Securityholders elect to sell in this offering;

●	the number of holders of the Series A Preferred Stock;

●	our performance;

●	the market for similar securities; and

●	the market price of our Common Stock.

The Series A Preferred Stock Will Convert into Common Stock Only In Limited Circumstances

Unless the Shareholder Approvals are received, the Series A Preferred Stock will not convert into our Common Stock. There can be no assurance that the Shareholder Approvals will be obtained. However, if the conversion is not approved by the shareholders at the first meeting held to consider the matter, we have agreed to solicit the Shareholder Approvals at a second meeting of the shareholders (and at subsequent meetings, if needed). The investors will continue to hold the Series A Preferred Stock until such time as the Shareholder Approvals can be obtained. Shares of Series A Preferred Stock will automatically convert into our Common Stock on the third business day following the date on which we receive the Shareholder Approvals.

You May Not Receive Dividends On The Series A Preferred Stock

The Series A Preferred Stock provides for cumulative dividends to accrue at the rate of 12% for the first six months following issuance, 15% for the next six months, and 20% thereafter. Provided, however, that if conversion of the Series A Preferred Stock into shares of our Common Stock occurs before October 22, 2010, then no accrued dividends shall be payable on the Series A Preferred Stock. We have suspended payment of dividends on our Common Stock and are currently prohibited from paying dividends on our Common Stock and the Series A Preferred Stock because of the Written Agreement. We may not be able to pay dividends on the shares of Series A Preferred Stock absent the prior written approval of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System.

The Series A Preferred Stock Is Equity And Is Subordinate To Our Existing And Future Indebtedness

Our Series A Preferred Stock is an equity interest and does not constitute indebtedness. As such, our Preferred Stock will rank junior to all indebtedness, including our junior subordinated debentures issued in connection with our trust preferred securities, and other non-equity claims with respect to assets available to satisfy claims, including in a liquidation.

The Market Price Of The Series A Preferred Stock Will Be Directly Affected By The Market Price Of Our Common Stock, Which May Be Volatile, And This May Make It Difficult For You To Resell Series A Preferred Stock At Times Or At Prices You Find Attractive

To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future as many factors could affect the market price of our Common Stock.

The Issuance Of Additional Shares Of Common Stock Related To The Exercise Of Stock Options Could Adversely Affect The Market Price Of Our Securities

The market price of our Securities could decline as a result of the issuance of significant amounts of our Common Stock related to the exercise of stock options, or as the result of a perception that the sale of such shares could occur. As of May 14, 2010, stock options for a total of 768,965 shares of our Common Stock were granted and outstanding (vested and unvested) under our stock option plans and a total of 429,908 shares of our Common Stock were available for the grant of additional options under those plans.

The Issuance Of Additional Shares Of Preferred Stock Could Adversely Affect Holders Of Common Stock, Which May Negatively Impact Your Investment In Series A Preferred Stock

Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders, except in certain circumstances. Our Board of Directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected. As noted above, a decline in the market price of our Common Stock may negatively impact the price for the Series A Preferred Stock.

The Series A Preferred Stock Has Limited Voting Rights

Holders of the Series A Preferred Stock will not have any voting rights, including the right to elect any directors, other than limited voting rights with respect to issuance of preferred stock ranking prior to the Series A Preferred Stock and matters significantly and adversely affecting the rights and privileges of the Series A Preferred Stock.

Holders Of Shares Of Series A Preferred Stock Will Have No Rights As Holders Of Our Common Stock Until They Acquire The Common Stock Upon Conversion Of The Series A Preferred Stock

Until holders of the Series A Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Series A Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as described under “Description of Capital Stock—Series A Preferred Stock—Voting Rights” and as required by applicable California law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Series A Preferred Stock, holders of the Series A Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the Company’s ratio of earnings to fixed charges on a consolidated basis for the periods presented. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on short and long term debt and interest on deposits, as well as an estimate of interest within net rental expense. The ratios are based solely on historical financial information, and no pro forma adjustments have been made.

	For the years ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges:

Excluding interest on deposits	-879%	-12%	276%	346%	399%

Including interest on deposits	-148%	70%	148%	191%	225%

(dollars in thousands)	For the years ended December 31,
	2009	2008	2007	2006	2005
(Loss) Income before taxes	$(35,246)	$(5,469)	$9,609	$14,554	$13,667

Fixed charges:
Interest expense on deposits	$10,633	$13,515	$14,497	$10,026	$6,373
Interest expense on long-term debt and other borrowings	2,088	3,439	4,141	4,659	3,330
Rent expense, net	1,512	1,439	1,316	1,259	1,241
Total fixed charges, including interest on deposits	$14,233	$18,393	$19,954	$15,944	$10,944
Total fixed charges, excluding interest on deposits	$3,600	$4,878	$5,457	$5,918	$4,571

SUMMARY OF THE UNDERLYING TRANSACTION

On April 20, 2010, we entered into securities purchase agreements with various investors, pursuant to which the investors invested an aggregate of $40 million in cash in us through direct purchases of newly issued Series A Preferred Stock in a private placement transaction. In the April 2010 Private Placement, we issued to the investors the following securities:

●
an aggregate of 40,000 shares of Series A Preferred Stock, each of which will automatically convert into 666.67 shares of our Common Stock (an aggregate of 26,666,646 shares of our Common Stock) based on the initial conversion price of $1.50, upon receipt of the Shareholder Approvals.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to the North Valley Bancorp amended and restated articles of incorporation and the certificate of determination filed with the California Secretary of State setting forth the terms of the Series A Preferred Stock, copies of which have been filed with the SEC.

Following receipt of the Shareholder Approvals, the authorized capital stock of North Valley Bancorp will consist of 60,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock. Presently, the authorized capital stock consists of 20,000,000 shares of Common Stock and 5 million shares of preferred stock. As of May 14, 2010, there were 7,495,817 shares of our Common Stock outstanding, and 40,000 shares of Series A Preferred Stock outstanding. As of May 14, 2010, 485,402 shares of our Common Stock were reserved for issuance upon the exercise of outstanding vested stock options granted pursuant to our stock option plans. In addition, 125,000 shares of our preferred stock are reserved for future designation as Series A Junior Participating Preferred Stock under the terms of our Amended and Restated Shareholder Protection Rights Agreement dated as of March 26, 2009. Outstanding shares of our Common Stock are non-assessable.

Common Stock

General

The Company’s amended and restated articles of incorporation authorize the issuance of up to 20,000,000 shares of Company Common Stock, no par value, of which 7,495,817 shares were outstanding as of May 14, 2010. Upon receipt of the Shareholder Approvals, the Company will have 60,000,000 shares of Common Stock, no par value, authorized. Each share of our Common Stock has the same relative rights and is identical in all respects to each other share of our Common Stock. The Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Liquidation Rights

The holders of our Common Stock will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over our Common Stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Voting Rights

On any matter submitted to a vote of the shareholders, holders of our Common Stock are entitled to one vote, in person or by proxy, for each share of our Common Stock held of record in the shareholder’s name on our books as of the record date. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of our Board of Directors.

Dividends

The holders of our Common Stock are entitled to receive cash dividends if and when declared by our Board of Directors out of any funds legally available for cash dividends. As a holding company, our ability to pay cash dividends is affected by the ability of our bank subsidiary, North Valley Bank, to pay cash dividends. The ability of North Valley Bank (and our ability) to pay cash dividends in the future and the amount of any such cash dividends is and could be in the future further influenced by bank regulatory requirements and approvals and capital guidelines. Our ability to pay cash dividends is subject to restrictions set forth in the California General Corporation Law (the CGCL”). The CGCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The CGCL further provides that, in the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (i) the corporation’s assets must equal at least 125% of its liabilities; and (ii) the corporation’s current assets must equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation’s interest expense for those fiscal years, then the corporation’s current assets must equal at least 125% of its current liabilities.

Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends and/or management fees from North Valley Bank. As a California banking corporation, the ability of North Valley Bank to pay cash dividends and/or management fees is subject to restrictions set forth in the California Financial Code (the “Financial Code”). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) the bank’s retained earnings; or (b) the bank’s net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the Commissioner, make a distribution to its shareholders in an amount not exceeding the greater of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that the Commissioner determines that the shareholders’ equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

The Board of Governors generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. The policy of the Board of Governors is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Such policy also applies to the payment of cash dividends by state member banks such as North Valley Bank.

On January 6, 2010, the Company and North Valley Bank entered into a Written Agreement with the Federal Reserve Bank of San Francisco which provides, among other things, that neither the Company nor North Valley Bank shall declare or pay any dividends without the prior written approval of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Board of Governors. See “Prospectus Summary – Recent Developments” above.

In addition, the payment of dividends on our Common Stock may be limited by the terms of any preferred stock currently outstanding or which may be issued in the future. See the discussion below entitled “Series A Preferred Stock – Dividends” for a description of the dividend limitations relating to that series of preferred stock.

Transfer Agent And Registrar

The transfer agent and registrar for our Common Stock is BNY Mellon Shareowner Services, 201 Columbine Street, Suite 200, Denver, Colorado 80206, telephone (303) 209-9521.

Preferred Stock

Our amended and restated articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock, no par value, and subject to limitations prescribed in such articles and subject to limitations prescribed by California law, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of the holders of our Common Stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could render more difficult or discourage a merger, tender offer, proxy contest or removal of incumbent management.

Series A Preferred Stock

Our amended and restated articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock and 40,000 shares have been designated as the “Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A,” all of which are issued and outstanding as of the date of this prospectus, with no par value per share and a liquidation preference of $1,000 per share (subject to adjustment for any split, subdivision, combination, consolidation, recapitalization or similar event).

Ranking

With respect to dividend rights and rights on liquidation, winding up and dissolution, the Series A Preferred Stock ranks (a) on a parity with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock and (b) senior to our Common Stock, any equity securities issued pursuant to our Amended and Restated Shareholder Protection Rights Agreement dated as of March 26, 2009, and each other class or series of capital stock outstanding or established after issuance of the Series A Preferred Stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, cumulative dividends as follows:

(a)	12% for the first six months following issuance of the Series A Preferred Stock;

(b)	15% for the next six month period; and

(c)	20% thereafter.

No dividends will be owed on the Series A Preferred Stock if the Shareholder Approvals are received before the six month anniversary of the original issuance of the Series A Preferred Stock, being October 22, 2010.

Dividends accrue and are payable semi-annually in arrears if, when and as declared by our Board of Directors and are computed on the basis of a 360-day year of twelve 30-day months. Dividends on the Series A Preferred Stock are cumulative. This means to the extent that our Board of Directors does not declare and pay dividends, in full or otherwise, the unpaid dividend accrues and cumulates from the scheduled payment date, is compounded on each subsequent payment date, and becomes payable semi-annually in arrears.

If our Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then our Board of Directors is required to declare and pay to the holders of the Series A Preferred Stock a cash dividend in an amount per share of Series A Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible, assuming receipt of the Shareholder Approvals.

Cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders. Under the terms of the Written Agreement, the Company and the Bank are currently prohibited from paying cash dividends without the prior consent of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.

Voting Rights

Except as set forth below, the holders of Series A Preferred Stock do not have any voting rights.

In addition to any other vote or written consent of shareholders required by law or by the Company’s amended and restated articles of incorporation, the vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock entitled to vote, voting together as a single class, is required for effecting or validating (a) any amendment of the amended and restated articles of incorporation (including the certificate of determination for the Series A Preferred Stock) to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of any class or series of our capital stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or (b) any amendment, alteration or repeal of any provision of the amended and restated articles of incorporation or our amended and restated bylaws that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect the holders adversely.

So long as any shares of Series A Preferred Stock are outstanding, a holder is entitled to vote, with a number of votes equal to that number of shares of our Common Stock into which such holder’s shares of Series A Preferred Stock would then be convertible, together with the holders of our Common Stock acting as a single class, for effecting or validating any consummation of any “Reorganization Event” (see description of “Reorganization Events” below).

Rights Upon Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series A Preferred Stock will be entitled, for each share of the Series A Preferred Stock held, to the greater of (X) the liquidation preference per share of $1,000, plus (i) any accrued but unpaid dividends (regardless of whether any dividends are actually declared) and (ii) any authorized and declared but unpaid dividends and (Y) 110% of the payment and distribution to which the holders would be entitled if the Series A Preferred Stock were converted to our Common Stock immediately before such liquidation, dissolution or winding up.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series A Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Redemption

The Series A Preferred Stock is not redeemable by the Company at any time and the holders have no right to require redemption of any shares of Series A Preferred Stock.

Mandatory Conversion

The Series A Preferred Stock is mandatorily convertible into shares of our Common Stock on the third business day following the date on which the Shareholder Approvals have been received.

The number of shares of our Common Stock into which a share of Series A Preferred Stock will be convertible will be determined by dividing the base value by the then applicable conversion price. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the Series A Preferred Stock is $1.50 per share of Common Stock into which it is converted and the initial number of shares of our Common Stock into which one share of Series A Preferred Stock is convertible into is 666.67.

Anti-Dilution Provisions

The conversion price of the Series A Preferred Stock is also subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions) in the event that we:

●	pay dividends or other distributions on our Common Stock in shares of Common Stock;

●	subdivide, split or combine the shares of our Common Stock;

●	subject to certain exceptions and limitations, issue to holders of our Common Stock rights or warrants entitling them to purchase our Common Stock at less than the then-current market price;

●	distribute to holders of our Common Stock indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

●
make a cash distribution to holders of our Common Stock, other than (1) cash dividends to the extent a corresponding dividend is paid on the corresponding series of preferred stock, (2) cash distributed in a reorganization event or spin-off, (3) upon liquidation, dissolution or winding-up and (4) in connection with a tender or exchange offer by us;

●
complete a tender or exchange offer for our Common Stock where the consideration exceeds the closing price (as defined in the certificate of determination for the Series A Preferred Stock) per share of our Common Stock;

●	have a shareholder rights plan in effect with respect to the Common Stock on the date of conversion of the Series A Preferred Stock and the rights have separated from the Common Stock prior to such conversion date; and

●	issue any Common Stock without consideration or for a consideration per share less than the conversion price then in effect for the Series A Preferred Stock.

Reorganization Events

If we enter into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which our Common Stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our Common Stock, then each holder of Series A Preferred Stock will have the right to either treat such event as liquidating event and take a liquidating distribution, or participate in the reorganization event as though the Series A Preferred Stock converted, effective on the date such transaction is consummated (or, if later, the date applicable regulatory approvals are obtained), into the securities, cash and other property receivable in the transaction by the holder of the number of shares of Common Stock into which such Series A Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

Transfer Agent and Registrar

The transfer agent and registrar for our Series A Preferred Stock is BNY Mellon Shareowner Services, 201 Columbine Street, Suite 200, Denver, Colorado 80206, telephone (303) 209-9521.

Shareholder Protection Rights Agreement

Our Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and has designated a class of preferred stock known as Series A Junior Participating Preferred Stock, in connection with the adoption of a Shareholder Protection Rights Agreement with Mellon Investor Services LLC (our transfer agent and registrar). Our Board of Directors also reserved 125,000 shares of preferred stock for possible future issuance under the terms of this agreement. On September 9, 1999, North Valley declared a dividend of one right for each outstanding share of Common Stock. Each right entitles the holder to purchase from North Valley, upon the occurrence of specified events involving a change in control of North Valley Bancorp, one 1/100th of a share of the Series A Junior Participating Preferred Stock. The issuance of such Series A Junior Participating Preferred Stock could have the effect of delaying, deferring or preventing a change in control of North Valley without further action of its shareholders. On March 26, 2009 the Board of Directors amended and restated the shareholder rights agreement for another ten year term.

Restrictions On Ownership

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Board of Governors has been given prior written notice of such proposed acquisition and the Federal Reserve Board has not issued a notice disapproving the proposed acquisition. Under a rebuttable presumption established by the Board of Governors, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Board of Governors under the Bank Holding Company Act before acquiring 25% (5% in the case of a company that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the California Department of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of a bank if such person, directly or indirectly, has the power (1) to vote 25% or more of the voting power of a bank, or (2) to direct or cause the direction of the management and policies of a bank. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding Common Stock would be presumed to control the Company and indirectly North Valley Bank.

The certificate of determination for the Series A Preferred Stock includes a provision which establishes a procedure for dealing with certain situations in which the ownership of shares of our Common Stock might exceed 9.9% of the shares outstanding. If the number of shares of Common Stock to be issued to a holder of Series A Preferred Stock upon conversion of the Series A Preferred Stock, together with any holdings of Common Stock already held directly or indirectly by the holder, would cause the holder to hold more than 9.9% of the shares of our Common Stock outstanding, or the prior approval of any bank regulatory agency would otherwise be required, the Company is authorized to postpone the issuance of shares of Common Stock to the extent, and only to the extent, such issuance would result in a violation of the applicable banking regulations. If the requisite approvals are not obtained, or the situation is not otherwise resolved, the shares of Series A Preferred Stock that are not convertible shall remain outstanding and shall accrue dividends in accordance with the provisions of the certificate of determination.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the shares offered under this prospectus.

The Selling Securityholders initially acquired the Securities covered by this prospectus on April 22, 2010, at the closing of the April 2010 Private Placement described above under “Summary of the Underlying Transaction.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus. All percentages are based on the 34,162,464 shares of Common Stock that will be outstanding assuming the full conversion of the Series A Preferred Stock (before any adjustment in the conversion ratio).

We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain Selling Securityholders informed us they acquired independently of the April 2010 Private Placement and are not including for resale in this offering. Except as stated in the footnotes, each Selling Securityholder has requested that their full allotment of Securities be registered for resale in this offering.

The information set forth below is based on information provided by the Selling Securityholders.

Name of Selling Securityholder	Shares of Series A Preferred Stock owned pre- offering (1)	Shares of Common Stock beneficially owned pre-offering (1) (2) (5)	Maximum Shares of Series A Preferred Stock to be offered	Maximum Shares of Common Stock to be offered	Shares of Series A Preferred Stock owned post offering (3)	Shares of Common Stock owned post offering (3) (5)	Percentage of Outstanding Common Stock owned post offering (4) (5)
Basswood Opportunity Partners, LP (6)	2,800	1,866,666	2,800	1,866,666	-	-	0.00%
Basswood Opportunity Fund, Inc. (6)	950	633,333	950	633,333	-	-	0.00%
MGS Partners, LLC (6)	1,250	839,833	1,250	833,333	-	6,500	0.02%
JAM Special Opportunities Fund II, L.P.	4,750	3,166,666	4,750	3,166,666	-	-	0.00%
Heartland Value Fund (7)	4,750	3,166,666	4,750	3,166,666	-	-	0.00%
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund (8)	4,750	3,166,666	4,750	3,166,666	-	-	0.00%
Ithan Creek Master Investors (Cayman) L.P. (9)	4,207	2,804,666	4,207	2,804,666	-	-	0.00%
Ithan Creek Master Investment Partnership (Cayman) II, L.P. (9)	543	362,000	543	362,000	-	-	0.00%
Ulysses Partners, L.P.	1,780	1,186,666	1,780	1,186,666	-	-	0.00%
Ulysses Offshore Fund, Ltd.	445	296,666	445	296,666	-	-	0.00%
Alliance Bernstein Strategic Opportunities Fund, L.P.	2,200	1,466,666	2,200	1,466,666	-	-	0.00%
Keefe Ventures Fund, L.P.	2,100	1,400,000	2,100	1,400,000	-	-	0.00%
Weichert Enterprise, LLC	1,750	1,166,666	1,750	1,166,666	-	-	0.00%
Consector Partners, LP	1,750	1,166,666	1,750	1,166,666	-	-	0.00%
Stieven Financial Investors, L.P. (10)	1,487	991,333	1,487	991,333	-	-	0.00%
Stieven Financial Offshore Investors, Ltd. (10)	263	175,333	263	175,333	-	-	0.00%
Hot Creek Investors, L.P.	575	613,360	575	383,333	-	230,027	0.67%
First Clearing LLC Cust FBO Richard A. Horstman IRA	575	383,333	575	383,333	-	-	0.00%
Great Oaks Strategic Investment Partners, LP	375	250,000	375	250,000	-	-	0.00%
Great Gable Master Fund Ltd.	288	192,000	288	192,000	-	-	0.00%
Great Gable Fund II LP	62	41,333	62	41,333	-	-	0.00%
DRMM Total Return Fund I, LP	175	116,666	175	116,666	-	-	0.00%
Kevin C. Haarberg	50	59,923	50	33,333	-	26,590	0.08%
Timothy R. Magill	100	101,507	100	66,666	-	34,841	0.10%
John Perry	44	51,893	44	29,333	-	22,560	0.07%
C.V. Santoni	25	43,109	25	16,666	-	26,443	0.08%
Thomas R. Scarlett	50	60,467	50	33,333	-	27,134	0.08%
Thomas Schwarzgruber	45	51,778	45	30,000	-	21,778	0.06%
William W. Cox	100	88,928	100	66,666	-	22,262	0.07%
Royce L. Friesen	250	238,201	250	166,666	-	71,535	0.21%
Dan W. Ghidinelli	100	129,312	100	66,666	-	62,646	0.18%
Kevin D. Hartwick	250	268,252	250	166,666	-	101,586	0.30%
Roger B. Kohlmeier	50	79,033	50	33,333	-	45,700	0.13%
Jack N. Mariani (11)	100	66,666	100	66,666	-	-	0.00%
M&T Mariani 1993 Children’s Trust (11)	100	105,015	100	66,666	-	38,349	0.11%
Martin A. Mariani (11)	125	115,648	125	83,333	-	32,315	0.09%
Dolores M. Vellutini	100	203,180	100	66,666	-	136,514	0.40%
Michael J. Cushman	250	367,094	250	166,666	-	200,428	0.58%
Leo J. Graham	25	46,655	25	16,666	-	29,989	0.09%
Gary S. Litzsinger	10	24,297	10	6,666	-	17,631	0.05%
Scott R. Louis	125	104,497	125	83,333	-	21,164	0.06%
Roger D. Nash	250	193,149	250	166,666	-	26,483	0.08%
Kevin R. Watson	26	49,046	26	17,333	-	31,713	0.09%

(1)	As of April 22, 2010.

(2)	Assumes complete conversion of all Series A Preferred Stock and includes shares of Common Stock owned prior to the April 2010 Private Placement.

(3)	Assumes that each selling securityholder will sell all shares offered by such securityholder under this prospectus.

(4)	This number represents the percentage of Common Stock to be owned by the selling securityholder after completion of the offering based on the number of shares outstanding on April 22, 2010 (7,495,817), as adjusted to reflect the assumption that the 40,000 shares of Series A Preferred Stock covered by this prospectus are converted into 26,666,646 shares of Common Stock based on the initial conversion price of $1.50 and there will be an aggregate of 34,162,463 shares of Common Stock then outstanding.

(5)
Includes shares of presently exercisable stock options held by Company Directors and executive officers as follows: William W. Cox, 5,244 shares; Royce L. Friesen, 2,220 shares; Dan W. Ghidinelli, 5,160 shares; Kevin D. Hartwick, 50,160 shares; Roger B. Kohlmeier, 8,040 shares; Martin A. Mariani, 8,040 shares; Dolores M. Vellutini, 50,160 shares; Michael J. Cushman, 135,894 shares; Leo J. Graham, 24,470 shares; Gary S. Litzsinger, 16,844 shares; Scott R. Louis, 12,706 shares; Roger D. Nash, 20,731 shares; and Kevin R. Watson, 23,235 shares. Also includes shares allocated to executive officers under the Company’s Employee Stock Ownership Plan through December 31, 2009 as follows: Michael J. Cushman, 4,185 shares; Leo J. Graham, 1,369 shares; Gary S. Litzsinger, 687 shares; Scott R. Louis, 958 shares; Roger D. Nash, 752 shares; and Kevin R. Watson, 803 shares.

(6)	Basswood Capital Management, L.L.C. (“BCM”) is the investment manager for Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM. BCM, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to have voting and investment power over the shares held by Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. Each of BCM, Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. except to the extent of its or his pecuniary interest therein.

Nathan J. Lindenbaum is the managing member of MGS Partners, LLC.  Matthew Lindenbaum and Bennett Lindenbaum exercise investment discretion over the shares held by MGS Partners, LLC.  Each of Nathan Lindenbaum, Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by MGS Partners, LLC except to the extent of his pecuniary interest therein.

(7)
Represents securities held directly by the Heartland Value Fund. The Heartland Value Fund is a mutual fund series of Heartland Group, Inc., an investment company registered under the Investment Company Act of 1940, as amended. Heartland Advisors, Inc. (“Heartland Advisors”) serves as the investment advisor to the Heartland Value Fund. Heartland Advisors is indirectly controlled by William J. Nasgovitz. By reason of their relationships with the Heartland Value Fund, Heartland Advisors and Mr. Nasgovitz may be deemed to share voting and/or dispositive power over the securities shown in the table as held directly by the Heartland Value Fund.

(8)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,750 shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,750 shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(9)
Ithan Creek Master Investors (Cayman) L.P. and Ithan Creek Master Investment Partnership (Cayman) II, L.P. are investment advisory clients of Wellington Management Company, LLP (“Wellington”), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts, including these two entities.

(10)
Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd. are affiliated entities.  Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson, all members of Stieven Capital GP, LLC, the General Partner of Stieven Financial Investors, L.P. and managing directors of Stieven Capital Advisors, L.P., the investment manager of Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., may be deemed to have voting and investment power over shares held by both of these entities.

(11)
Jack N. Mariani is the Trustee for the Martin A. Mariani and Theresa M. Mariani 1993 Children’s Trust. Jack N. Mariani, individually and in his capacity as Trustee, and Martin A. Mariani may, by reason of their relationship, be deemed to share beneficial ownership over the shares held by each of them.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge the Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to a registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the Securities offered pursuant to this prospectus will be passed upon for us by Dodd●Mason●George LLP, San Jose, California.

EXPERTS

The consolidated financial statements of North Valley Bancorp and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of Perry-Smith LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report on the aforementioned consolidated financial statements, dated March 30, 2010 states that Perry-Smith LLP was not required or engaged to examine management’s assessment of the effectiveness of North Valley Bancorp and subsidiaries internal control over financial reporting as of December 31, 2009, and, accordingly, Perry-Smith LLP did not express an opinion thereon.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

●
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010, and Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2010;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter and three months ended March 31, 2010, filed with the SEC on May 14, 2010.

●	Our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 2, 2010, April 22, 2010, April 23, 2010, and May 4, 2010.

To the extent that any information contained in any report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

These documents contain important information about us, our business, financial condition and results of operations. You may request a copy of these filings, at no cost, by writing or telephoning us at 300 Park Marina Circle, Redding, California 96001, (530) 226-2900, Attention: Leo J. Graham, Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public free of charge over the Internet at the SEC’s web site at www.sec.gov and on our web site www.novb.com (as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC). Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses anticipated to be incurred in connection with the securities being registered hereunder are set forth in the following table. All of the expenses shown will be borne by the registrant and are estimates of such expenses, except for the SEC registration fee.

SEC registration fee	$4,430
Legal fees and expenses	$30,000
Accounting fees and expenses	$4,000
Printing costs	$1,000
Mailing and other miscellaneous expenses	$1,000
Total	$40,430

Item 15. Indemnification of Directors and Officers

The registrant is a California corporation and subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

Pursuant to the CGCL, Section 317 of the California Corporations Code authorizes a court to award or a corporation’s board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Article Fifth of the registrant’s amended and restated articles of incorporation authorizes the registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the registrant and its shareholders. Section 47 of Article V of the registrant’s amended and restated bylaws provides for mandatory indemnification of each director and officer of the registrant except as prohibited by law.

The registrant maintains a directors’ and officers’ liability insurance policy that indemnifies the registrant’s directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the registrant has entered into separate indemnification agreements with its directors and officers that require the registrant, among other things, (i) to maintain directors’ and officers’ insurance in reasonable amounts in favor of those individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the registrant to the fullest extent permitted by the CGCL.

Item 16. Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Redding, State of California on May 20, 2010.

NORTH VALLEY BANCORP

May 20, 2010	By:	/s/ MICHAEL J. CUSHMAN

Michael J. Cushman
President and Chief Executive Officer
(Principal Executive Officer)

May 20, 2010	By:	/s/ KEVIN R. WATSON

Kevin R. Watson
Executive Vice President
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Michael J. Cushman and Kevin R. Watson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Cushman	Director, President and Chief Executive Officer	May 20, 2010
Michael J. Cushman

/s/ Kevin R. Watson	Executive Vice President and Chief Financial Officer	May 20, 2010
Kevin R. Watson

/s/ J.M. Wells, Jr.	Chairman of the Board	May 20, 2010
J.M Wells, Jr.

/s/ William W. Cox	Director	May 20, 2010
William W. Cox

/s/ Royce L. Friesen	Director	May 20, 2010
Royce L. Friesen

/s/ Dan W. Ghidinelli	Director	May 20, 2010
Dan W. Ghidinelli

/s/ Kevin D. Hartwick	Director	May 20, 2010
Kevin D. Hartwick

/s/ Roger B. Kohlmeier	Director	May 20, 2010
Roger B. Kohlmeier

/s/ Martin A. Mariani	Director	May 20, 2010
Martin A. Mariani

/s/ Dolores M. Vellutini	Director	May 20, 2010
Dolores M. Vellutini

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1
Amended and Restated Articles of Incorporation of North Valley Bancorp, incorporated by reference from Exhibit 3(i) to the North Valley Bancorp Quarterly Report on Form 10-Q filed with the Commission on August 13, 1998

3.2	Amended and Restated Bylaws of North Valley Bancorp, incorporated by reference from Exhibit 99.109 to the North Valley Bancorp Current Report on Form 8-K filed with the Commission on April 5, 2006

4.1
Certificate of Determination of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, as filed with the California Secretary of State on April 16, 2010, incorporated by reference from Exhibit 4.1 to the North Valley Bancorp Current Report on Form 8-K filed with the Commission on April 22, 2010

4.2
Form of Securities Purchase Agreement between the Company and each of the Purchasers, dated as of April 20, 2010, incorporated by reference from Exhibit 10.1 to the North Valley Bancorp Current Report on Form 8-K filed with the Commission on April 22, 2010

4.3
Form of Registration Rights Agreement between the Company and each of the Purchasers, dated as of April 20, 2010, incorporated by reference from Exhibit 10.2 to the North Valley Bancorp Current Report on Form 8-K filed with the Commission on April 22, 2010

5.1	Opinion of Dodd●Mason●George LLP

23.1	Consent of Perry-Smith LLP

23.2	Consent of Dodd●Mason●George LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included at signature page II-28)